Discovery Communications, LLC

Discovery Appreciation Plan

(Amended and Restated Effective as of August 17, 2007)

Amendments Adopted in September 2008 Reflected in Document

Section 1. Purpose.

The purpose of the Plan is to provide financial incentives and rewards to key executive and managerial employees of the Company and its Subsidiaries. The Plan also provides a means to attract and retain the executive and managerial talent needed to achieve the Company’s long-term growth and profitability objectives.

Section 2. Definitions.

When used herein, the following terms shall have the following meanings:

“Account” shall mean the unfunded, bookkeeping account maintained to record the vested and unvested Appreciation Units awarded to each Participant under the Plan.

“Additional Amount” shall mean the additional 25% Unit Benefit amount described in Section 7.3(a)(iii) hereof.

“Affiliate” shall mean any person directly or indirectly controlling or controlled by any shareholder of the Company, or any person under direct or indirect common control with any shareholder of the Company.

“Appreciation Period” shall mean the period beginning on the Grant Effective Date and ending (i) on the Regular Maturity Date or (ii) in the circumstances described in Section 7.3, on the applicable Early Termination Date.

“Appreciation Unit” shall mean the right to receive, in accordance with the provisions of the Plan, a payment based on the appreciation, if any, in the value of DCI during the relevant Appreciation Period.

“Award” shall mean the grant of a number of Appreciation Units which are allocated to a Participant’s Account in accordance with the provisions of the Plan.

“Beginning Unit Value” shall mean the value per Appreciation Unit as of the Grant Effective Date. Subject to Section 3.3, the Beginning Unit Value as of October 1, 2005 and each Grant Effective Date thereafter shall be determined as the product of: (A) the average closing price of a single Class A share of DHC (trading on the Nasdaq National Market under the symbol “DISCA”) for the ten (10) trading days preceding and including the Grant Effective Date and the ten (10) trading days following the Grant Effective Date, such closing prices as according to the Wall Street Journal or a comparable successor publication in the United States as of such dates, multiplied by (B) one hundred ten percent.

Effective September 17, 2008, solely for Appreciation Units with a Grant Effective Date of September 15, 2008, the Plan’s definition of “Beginning Unit Value” shall be as follows:

“Beginning Unit Value” shall mean the value per Appreciation Unit as of the Grant Effective Date. Subject to Section 3.3, the Beginning Unit Value for Appreciation Units with a Grant Effective Date of September 15, 2008 shall be determined as the product of: (A) the average closing price of a single Class A share of DHC (trading on the Nasdaq National Market under the symbol “DISCA”) for the twelve (12) trading days beginning on and including September 2, 2008, and through and including September 17, 2008, such closing prices as according to the Wall Street Journal or a comparable successor publication in the United States as of such dates, multiplied by (B) one hundred ten percent.

For Appreciation Units with a Grant Effective Date that is on or after September 18, 2008, the Plan’s definition of “Beginning Unit Value” set forth in Section 2 of the Plan shall be as follows:

“Beginning Unit Value” shall mean the value per Appreciation Unit as of the Grant Effective Date. Subject to Section 3.3, the Beginning Unit Value as of September 18, 2008 and each Grant Effective Date thereafter shall be the average closing price of a single Class A share of DCI (trading on the Nasdaq National Market under the symbol “DISCA”) for the ten (10) trading days preceding and including the Grant Effective Date and the ten (10) trading days following the Grant Effective Date, such closing prices as according to the Wall Street Journal or a comparable successor publication in the United States as of such dates.

“Beneficiary” shall mean any person designated in accordance with Section 13.1 to receive the amount, if any, payable under the Plan in the event of the death of a Participant.

“Cause” shall mean the commission of any of the following acts: (i) disorderly conduct; (ii) reporting to work under the influence of alcohol or illegal drugs, or abuse of alcohol or use of illegal drugs on Company premises or while on Company business, or use outside of the Company premises which impairs the employee’s ability to perform his or her work; (iii) committing or attempting to commit deliberate damage to Company property, misuse of Company property, advocating or taking part in seizure or theft of, or trespassing on, Company property; (iv) failing to observe established safety rules or participating in activities which would endanger the safety of others or damage the property or inventory of the Company; (v) dishonesty or any act reflecting negatively on the good reputation of the Company; (vi) obtaining employment on the basis of false or misleading information; (vii) falsifying time sheets, attendance or other Company records; (viii) being absent from work without proper authority; or (ix) consistent with the general policies and practices of the Company, such other acts as may be determined by the Company in its sole discretion.

“Change in Control” shall mean

(i) (x) the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a Subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least fifty percent of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization; (y) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity at least fifty percent of the combined voting power of the voting securities of which is owned immediately after the sale or disposition by DCI; or (z) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which DCI shall cease to hold, in the aggregate, directly or indirectly, at least fifty percent of the voting power of the voting securities of the Company. Effective September 25, 2008, solely for Appreciation Units with a Grant Effective Date after September 25, 2008, any such transaction must close to qualify as a Change in Control; and

(ii) if not already covered by the foregoing, any “Approved Transaction,” “Board Change,” or “Control Purchase” (each as defined in the Discovery Communications, Inc. 2005 Incentive Plan with respect to DCI) provided that (a) any Approved Transaction must close to qualify as an Approved Transaction, and (b) this subsection (ii) shall not apply to any individual who is classified as a Discovery Named Executive Officer (x) as of September 25, 2008, or (y) at the time this subsection would otherwise result in a vesting event under Section 5.3. Notwithstanding the foregoing, if the Compensation Committee makes an adjustment under Section 3.3 following an Approved Transaction and determines that the Approved Transaction should not constitute a Change in Control because of the equitable and appropriate nature of the adjustment, the Compensation Committee may in its discretion determine that an Approved Transaction shall not qualify as a Change in Control.

“Company” shall mean Discovery Communications, LLC

“Compensation Committee” shall mean the Compensation Committee of DCI.

“Competitor” shall mean any entity in the media or consumer products industries that is in competition with one or more of the businesses of the Company and its Subsidiaries as so determined by the Company from time to time in its sole discretion.

“DCI” shall mean Discovery Communications, Inc., a Delaware corporation whose common stock began trading on the Nasdaq Global Select Market on September 18, 2008.

“DHC” shall mean Discovery Holding Company, Inc.

“Disability” and “Disabled” shall mean a condition under which a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health policy covering employees of Company, as defined pursuant to Section 409A.

“Early Termination Date” shall mean a date determined in accordance with Section 7.3 hereof.

“EIP” shall mean the Discovery Communications, Inc. Executive Incentive Plan, as the same may hereafter be amended from time to time.

“EIP Conversion Units” shall mean unvested units or vested units that have not yet appreciated, which such units were previously awarded to a Participant under the EIP and which have been converted to Units under the Plan following such Participant’s election with respect to the same.

“Employee” shall mean an active and regular employee of the Company or of any Subsidiary who is not classified as a temporary, seasonal, leased, contingent and/or contracted worker. For purposes of the Plan and this definition of “Employee,” a “regular employee” of the Company or of any Subsidiary shall mean a full-time or part-time employee of the Company or any Subsidiary who: (i) is classified by the Company or any Subsidiary as eligible to receive health or welfare benefits from the Company or any Subsidiary and (ii) is issued an IRS Form W-2 by the Company or any Subsidiary for tax reporting purposes. Notwithstanding anything in the Plan to the contrary, an “Employee” shall not include any individual (i) who is classified as an independent contractor by the Company or any Subsidiary, (ii) who is provided compensation by or through an employee leasing or staffing company or other third-party agency or organization, (iii) whose compensation from the Company or any Subsidiary is not subject to tax withholding or does not provide a basis upon which employer contributions may be made by the Company or any Subsidiary to an employee benefit plan, or (iv) who is classified by the Company or any Subsidiary as a leased employee or contingent worker, in each case during the period the individual is so described in one or more of clauses (i) through (iv) even if such individual is later retroactively reclassified as a common-law employee of the Company or of any Subsidiary during all or any portion of such period pursuant to applicable law or otherwise.

“Ending Unit Value” shall mean the value of a given Unit as of the end of the applicable Appreciation Period. Subject to Section 3.3, the Ending Unit Value shall be determined as the product of: (A) the average closing price of a single Class A share of DHC (trading on the Nasdaq National Market under the symbol “DISCA”) for the ten (10) trading days preceding and including the last day of the applicable Appreciation Period and the ten (10) trading days following the last day of the applicable Appreciation Period, such closing prices as according to the Wall Street Journal or a comparable successor publication in the United States as of such dates, multiplied by (B) one hundred ten percent.

Effective September 17, 2008, for Appreciation Periods beginning on or before September 17, 2008, the Plan’s definition of “Ending Unit Value” set forth in Section 2 of the Plan shall be as follows:

“Ending Unit Value” shall mean the value of a given Unit as of the end of the applicable Appreciation Period. Subject to Section 3.3, the Ending Unit Value for Appreciation Periods beginning on or before September 17, 2008, shall be determined as the product of (A) average closing price of a single Class A share of DCI (trading on the Nasdaq National Market under the symbol “DISCA”) for the ten (10) trading days preceding and including the last day of the applicable Appreciation Period and the ten (10) trading days following the last day of the applicable Appreciation Period, such closing prices as according to the Wall Street Journal or a comparable successor publication in the United States as of such dates, multiplied by (B) one hundred ten percent.

For Appreciation Periods beginning on or after September 18, 2008, the Plan’s definition of “Ending Unit Value” shall be as follows:

“Ending Unit Value” shall mean the value of a given Unit as of the end of the applicable Appreciation Period. Subject to Section 3.3, the Ending Unit Value for Appreciation Periods ending on or after September 18, 2008 shall be the average closing price of a single Class A share of DCI (trading on the Nasdaq National Market under the symbol “DISCA”) for the ten (10) trading days preceding and including the last day of the applicable Appreciation Period and the ten (10) trading days following the last day of the applicable Appreciation Period, such closing prices as according to the Wall Street Journal or a comparable successor publication in the United States as of such dates.

Effective September 17, 2008, solely for Appreciation Periods ending on September 15, 2008, the Plan’s definition of “Ending Unit Value” set forth in Section 2 of the Plan shall be as follows:

“Ending Unit Value” shall mean the value of a given Unit as of the end of the applicable Appreciation Period. Subject to Section 3.3, the Ending Unit Value for Appreciation Periods ending on September 15, 2008 shall be determined as the product of: (A) the average closing price of a single Class A share of DHC (trading on the Nasdaq National Market under the symbol “DISCA”) for the twelve (12) trading days beginning on and including September 2, 2008, and through and including September 17, 2008, such closing prices as according to the Wall Street Journal or a comparable successor publication in the United States as of such dates, multiplied by (B) one hundred ten percent.

“Full-Time Employee” shall mean an Employee whose regular work schedule (excluding vacation and sick days to which such employee is entitled under then-applicable Company policy and excluding overtime and any other non-regularly scheduled work) is at least 40 hours per week.

“General Liability Release” shall mean the General Release in the form annexed hereto as Attachment A.

“Grant Effective Date” shall mean the date on which a grant of Appreciation Units is made to a Participant, or such other date (which may, without limitation, be the date on which a Participant first becomes eligible for an Award hereunder) on which the Compensation Committee or its delegates in accordance with Section 3.2 shall determine that a grant of Appreciation Units to a Participant is to be effective. A given Grant Effective Date is a function of Plan administration subject to the discretion of the Compensation Committee and its delegates.

“Non-Compete Terms” shall mean the terms of a certain covenant not to compete as provided in accordance with Section 7.3(a)(ii) hereof.

“Part-Time Employee” shall mean an Employee whose regular work schedule (excluding vacation and sick days to which such employee is entitled under then-applicable Company policy and excluding overtime and any other non-regularly scheduled work) is less than 40 hours per week (or such number of hours per week constituting a regular work week at an Employee’s work location, as determined by the Company).

“Participant” shall mean an Employee who is selected to participate in the Plan as provided in Section 3.2.

“Plan” shall mean this Discovery Communications, LLC Discovery Appreciation Plan, as the same may hereafter be amended from time to time.

“Regular Maturity Date” shall have the meaning set forth in Section 6 hereof.

“Retirement” shall mean the Separation From Service by an Employee (other than for Cause) after such employee’s attainment of age 62 with five years of service with the Company or any Subsidiary [(with such service credited pursuant to the rules in effect for vesting purposes under the Company’s 401(k) retirement plan)].

“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time.

“Separation From Service” (and variations on the form of the same) shall mean a separation from service with the Company within the meaning of Section 409A.

“SRP” shall mean the Discovery Communications LLC Supplemental Deferred Compensation Plan, as the same may hereafter be amended from time to time.

“SRP Election” shall mean, in accordance with Section 3.2(b), an election by a Participant to transfer to the SRP the Unit Benefits that otherwise would have become payable with respect to certain designated Appreciation Units as a result of (a) the Participant’s death, Disability, involuntary (except for Cause) or voluntary (including Retirement) Separation From Service; or (b) in connection with a Regular Maturity Date.

“Subsidiary” shall mean (i) any corporation, limited liability company, partnership or other entity a majority of the voting power of which is owned, directly or indirectly, by the Company and (ii) any other entity in which the Company directly or indirectly holds an interest and that is designated by the Compensation Committee or its delegates as eligible to have its employees participate in the Plan.

“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Internal Revenue Code Section 152(a), as the same may be amended from time to time), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as defined pursuant to Section 409A.

“Unit Benefit” shall mean the benefits payable pursuant to Section 7.1 of the Plan with respect to each vested Appreciation Unit credited to a Participant’s Account, and “Unit Benefits” shall mean the aggregate benefits payable pursuant to Section 7.1 with respect to all vested Appreciation Units credited to a Participant’s Account.

Section 3. Administration; Designation of Participants and Grant Elections; Share Adjustments.

3.1 Administration. The Compensation Committee shall have the general discretionary responsibility and authority for the administration of the Plan, including the ability to amend or terminate the Plan. The Compensation Committee shall have the discretionary authority to establish from time to time policies, procedures and guidelines for the administration of the Plan and the discretionary authority to construe and interpret the terms of the Plan (including the discretionary authority to determine eligibility for benefits under the Plan) and any such policies, procedures and guidelines, and the Compensation Committee may, in its discretion, delegate such authority to the Chief Executive Officer or to senior management of the Company; provided, however, that granting of Awards shall be as set forth in Section 3.2(a) hereof, and the Compensation Committee may not delegate authority to amend or terminate the Plan. Unless otherwise required by applicable law or regulation, such delegates may also be participants in the Plan; provided, however, to the extent any determination directly affects the rights or benefits of any delegate (except with respect to determinations that may affect Plan participants or classes of Plan participants generally), the delegation shall be deemed to be revoked as to such delegate. Special rules may be adopted in respect of grants of Awards to Employees based outside the United States

3.2 Designation of Participants and Grant Elections.

(a) Designation of Participants. Key employees of the Company and its Subsidiaries shall be eligible to participate in the Plan, provided such individuals are Employees (as defined in Section 2). The Compensation Committee may, from time to time and in its sole discretion, select those Employees who shall become Participants in the Plan, and determine the number of Appreciation Units to be awarded to any such Participant and the terms and conditions that shall apply to any such Award (which eligibility and other terms and conditions may vary); provided, however, that effective as of the date hereof, the Compensation Committee shall delegate authority in respect of this Section 3.2(a) to the Chief Executive Officer until such time as the Compensation Committee may revoke such delegation. Upon payment of (or appropriate deferral of payments of) any of a Participant’s Appreciation Units, a replenishment grant may be awarded at the discretion of the Compensation Committee.

(b) SRP Deferral. If a Participant is eligible to participate in the SRP, such Participant may elect, pursuant to various SRP Elections, to transfer to the SRP the Unit Benefits that otherwise would have become payable with respect to certain designated Appreciation Units as a result of the Participant’s death, Disability, involuntary Separation From Service (other than for Cause), voluntary Separation From Service (including Retirement), or upon a Regular Maturity Date, by having the Unit Benefit amount, if any, attributable to such Appreciation Units credited to an unfunded bookkeeping account maintained on his or her behalf under the SRP, to be valued thereafter in accordance with the Participant’s elections pursuant to and in accordance with the SRP, and in accordance with the following terms and conditions.

(i) Such SRP Election shall be made, in such form and manner as may be prescribed by the Company, before the time of Award. Unless otherwise permitted by the Company in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, such SRP Election must be filed with the Company prior to the December 31 of the calendar year preceding the calendar year in which the Award is made (or, if a service provider is not eligible to participate at such time, not later than the earlier of (v) thirty (30) calendar days after the date the Participant is first eligible to participate in the Plan or (w) the date of the Award). For purposes of this Section 3.2(b)(i), a Participant who terminates employment, and then becomes eligible to participate again will be treated as a newly eligible Participant only if (x) payment for all of such Participant’s Appreciation Units previously granted has been made, and on and before the date of the last such payment, such Participant was not eligible to continue to participate in the Plan for periods after the last such payment, (y) such Participant was not eligible to participate (other than accrual of earnings) at any time during the 24-month period ending on the date the employee again becomes eligible to participate, or (z) as otherwise permitted by the Company in accordance with Section 409A. This Section is intended to comply with Section 409A.

(ii) Such SRP Election may be made with respect to all or a portion of the Appreciation Units (in such minimum increments as may be determined by the Company).

(iii) Such SRP Election shall be effective commencing upon election and shall be irrevocable.

(iv) In the event of such a deferral election, the Unit Benefits, if any, to be credited to the SRP with respect to the Appreciation Units for which such deferral election has been made shall be determined in accordance with Section 7.1. The date such Unit Benefits are credited to the SRP shall be no later than the date that such Unit Benefits would have become payable under Section 7.2(a) in the absence of such SRP Election.

(v) To the extent an SRP Election is made by a Participant with respect to Appreciation Units hereunder and an amount of Unit Benefits, if any, is credited to the SRP, such benefit amount shall be valued thereafter in accordance with the participant’s elections pursuant to, and payable solely from and in accordance with the terms and conditions of the SRP, and following the crediting of such Unit Benefits to the SRP no Unit Benefits attributable to such Appreciation Units shall be valued pursuant to or payable under the Plan, and such Appreciation Units shall be terminated and canceled under the Plan.

3.3 Share Adjustments. In the event of any Change in Capitalization or Approved Transaction, an equitable substitution or proportionate adjustment shall be made in the number of shares of DCI stock underlying Appreciation Units and/or in the value of outstanding Appreciation Units, in each case as may be determined by the Compensation Committee in its sole discretion. For purposes of this Section 3.3, “Change in Capitalization” means any increase, reduction, or change or exchange of shares of DCI for a different number or kind of shares or other securities or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise or any other corporate action, such as a declaration of a special dividend, that affects the capitalization of DCI.

Section 4. Vesting.

4.1 Vesting Schedule. Except as otherwise provided in Section 5 or as the Compensation Committee may otherwise determine, a Participant’s interest in the Appreciation Units awarded to him or her under the Plan shall vest in accordance with the following schedule:

Period of Continuous Employment with
the Company Following the Grant
Effective Date	Cumulative Vested Percentage
Less than 1 year	0%
At least 1 year, but less than 2 years	25%
At least 2 years, but less than 3 years	50%
At least 3 years, but less than 4 years	75%
At least 4 years	100%

4.2 Continuous Service; Breaks in Service. Solely for purposes of Section 4.1, and unless the Compensation Committee otherwise determines in its sole discretion, (a) a Participant’s period of continuous employment with the Company shall mean continuous service as a Full-Time Employee and/or Part-Time Employee for the relevant vesting period, provided that any such continuous service as a Full-Time Employee and/or a Part-Time Employee shall include such service with any Subsidiary, and (b) a Participant’s period of continuous employment with the Company following the Grant Effective Date shall mean a period commencing on the day immediately following the applicable Grant Effective Date, and thus vesting shall occur on the applicable anniversary dates of the Grant Effective Date (provided, however, if any period of service is disregarded under Section 5.4 in determining a Participant’s vested interest, then vesting shall occur on the applicable dates coinciding with the completion of the required period of continuous employment following the Grant Effective Date). To the extent that the application of the Vested Percentage specified in Section 4.1 would otherwise result in vesting of fractional Appreciation Units, then the number of such Appreciation Units that first vest shall be the next higher whole number of Appreciation Units and the remaining unvested fractional Appreciation Units with respect to such Award shall be forfeited.

Section 5. Special Vesting Provisions.

5.1 Termination for Cause. If a Participant’s employment with the Company and its Subsidiaries is terminated for Cause, then, notwithstanding any other provision of the Plan, his or her interest in (i) any Appreciation Units credited to his or her Account, whether or not then vested, and (ii) any Unit Benefit transferred to the SRP Plan and earnings thereupon, shall be forfeited immediately upon the giving of notice of such termination, and no Unit Benefits or benefits under the SRP Plan arising from or relating to any transferred Unit Benefit shall be payable with respect to such Participant.

5.2 Certain Terminations. If a Participant voluntarily or involuntarily (other than for Cause) Separates From Service with the Company and its Subsidiaries other than for death, Disability or Retirement, any unvested Appreciation Units as of the date such termination is effective shall be forfeited and any vested Appreciation Units shall be payable in accordance with Section 7.

5.3 Other Vesting Events. If either (a) a Participant’s employment with the Company and its Subsidiaries is terminated as a result of his or her death, Disability or Retirement, (b) a Participant’s employment with the Company and its Subsidiaries is terminated by the Company not for Cause within twelve months after the date of a Change in Control, or (c) the Plan shall be terminated as provided in Section 17, then upon the happening of any of such events, any unvested Appreciation Units credited to the Participant’s Account as of the date of such event (other than any Appreciation Units that have been forfeited or are otherwise subject to forfeiture under Section 5.4(a)) shall become one hundred percent (100%) vested.

5.4 Change in Status.

(a) Change in Status from Full-Time Employee to Part-Time Employee. If a Participant who is a Full-Time Employee becomes a Part-Time Employee, or if the number of hours normally worked by a Part-Time Employee is reduced but the Participant remains a Part-Time Employee, then (i) as of the date such change in status is effective, that percentage of any unvested Appreciation Units that is proportional to the percentage of hours by which such Employee’s regular work schedule was reduced shall be forfeited, (ii) unvested Appreciation Units not so forfeited shall continue to vest in accordance with Section 4.1 and the terms and conditions of the Plan as long as such Participant remains an Employee, and (iii) any vested Appreciation Units shall be payable on the Regular Maturity Dates in accordance with Section 7 or deferred in accordance with Section 3.2(b). If any Participant who is subject to the foregoing sentence has unvested Appreciation Units that vest in more than one tranche, or tranches of vested Appreciation Units to which more than one Appreciation Period applies, then forfeiture or payment (or deferral into the SRP), as applicable, shall be made with respect to the applicable proportional amount of each tranche; provided that, if such forfeiture or payment (or deferral into the SRP) would otherwise result in the forfeiture or payment (or deferral into the SRP) of fractional Appreciation Units, then to the extent necessary to prevent the forfeiture or payment (or deferral into the SRP) of fractional Appreciation Units, in the Company’s discretion, (A) the total number of Appreciation Units to be so forfeited or paid (or deferred into the SRP) shall be rounded to the next lower whole number of Appreciation Units, and/or (B) the number of Appreciation Units so forfeited or paid (or deferred into the SRP) shall be adjusted by rounding the tranche that was or would be the last to vest to the next higher number and the other fractions of an Appreciation Unit shall be forfeited.

(b) Temporary Change in Status; Leaves of Absence. Notwithstanding any other provision of this Section 5.4, an Employee who temporarily changes status or takes an authorized leave of absence (including, without limitation, as a result of a condition which could, with the passage of time, cause a Participant to become Disabled), in either case for a period generally not to exceed six months, may, if the Company shall in its sole discretion so consent, have the provisions of subsection (a) suspended, or shall deem that no Separation from Service has occurred (to the extent permitted by Section 409A), during the period of such temporary change in status or leave of absence; provided that, during the period in which such Participant is on such temporary status: (i) if, but for the provisions of this subsection (b) such Participant would incur a Separation from Service, then (x) no Appreciation Units shall vest during the period of such temporary change in status; and (y) for purposes of vesting under Section 4.1, the period of such temporary change in status shall not be included in calculating the Participant’s period of continuous employment, but shall not be deemed to be a break in service for purposes of the continuity of service requirement for vesting, except that authorized leave under the Family and Medical Leave Act or relevant State statute shall be included in calculating the Participant’s period of continuous employment; (ii) if, but for the provisions of this subsection (b) such Participant would be subject to the provisions of subsection (a) of this Section 5.4, then the provisions of subclauses (x) and (y) of clause (i) of this subsection (b) shall apply, but only with respect to the applicable percentage of such Participant’s Appreciation Units corresponding to the reduction in such Participant’s work schedule; (iii) if after six months (or such other period up to one year as the Company shall in its sole discretion determine) such Participant has not returned to his or her prior status, then the provisions of subsection (a), or Section 5 relating to a Separation from Service, as the case may be, shall apply, effective as of the date such Participant’s change in status first became effective; and (iv) the provisions of this Section 5.4 shall not apply in the case of a Participant who has become Disabled.

5.5 EIP.

(a) EIP Conversion Units. As of the date hereof, EIP Conversion Units have been converted into Appreciation Units.

(b) Impact on Employment Agreements. If any Participant has entered into an employment agreement with the Company which employment agreement makes reference to the EIP, it is understood that this Plan shall take the place of the EIP for purposes of such employment agreement.

Section 6. Regular Maturity Dates.

6.1 Regular Maturity Date. Except as otherwise provided in Section 7 or Section 6.2, the Appreciation Units shall be paid out in accordance with Section 7 hereof (or deferred into the SRP in accordance with Section 3.2(b)) as soon as practicable following the date the Appreciation Units vest in accordance with Section 4.1 (the “Regular Maturity Date”).

6.2 Certain Appreciation Units Previously Granted. Appreciation Units granted to Participants hereunder prior to the effective date of this amendment and restatement and that remain outstanding as of such date that

(i) were EIP Conversion Units originally granted prior to January 1, 2005 shall have a Regular Maturity Date of October 1, 2007 as to 25% of such Appreciation Units, and a Regular Maturity Date of October 1, 2008 as to 75% of such Appreciation Units;

(ii) were granted in calendar year 2005 and that vest after at least one year, but less than two years, of continuous service following the Grant Effective Date in accordance with Section 4.1 (i.e., 25% of such Appreciation Units granted in calendar year 2005) shall have a Regular Maturity Date of the second anniversary of the Grant Effective Date or if later, the date such Appreciation Units vest in accordance with Section 4.1;

(iii) were granted in calendar year 2005 and that vest after at least two years, but less than three years, of continuous service following the Grant Effective Date in accordance with Section 4.1 (i.e., 25% of such Appreciation Units granted in calendar year 2005) shall have a Regular Maturity Date of the third anniversary of the Grant Effective Date, or if later, the date such Appreciation Units vest in accordance with Section 4.1;

(iv) were granted in calendar year 2006 and that vest after at least one year, but less than two years, of continuous service following the Grant Effective Date in accordance with Section 4.1 (i.e., 25% of such Appreciation Units granted in calendar year 2006) shall have a Regular Maturity Date of the second anniversary of the Grant Effective Date, or if later, the date such Appreciation Units vest in accordance with Section 4.1; and

(v) were granted to former participants in the EIP who were no longer regular active employees of the Company due to retirement or disability at the time of such grant shall have a Regular Maturity Date as set forth in such grant, shall be payable pursuant to Section 7.2(a) hereof, and shall not be subject to Sections 7.3(a) or 7.3(b).

Section 7. Payment of Benefits.

7.1 Amount of Unit Benefit. Subject to the provisions of this Section 7, a Participant (or, as applicable, his or her Beneficiary) shall be entitled to receive, with respect to each vested Appreciation Unit credited to his or her Account, a benefit equal to the appreciation, if any, in the value of such Appreciation Unit during the applicable Appreciation Period. The appreciation, if any, in the value of an Appreciation Unit shall be determined in the following manner: (i) the Ending Unit Value shall be determined; (ii) the Beginning Unit Value shall be determined; (iii) if the amount described in (i) is greater than the amount described in (ii), then the amount described in (ii) shall be subtracted from the amount described in (i), with the calculated amount thereof representing the appreciation in value of the Appreciation Unit and such amount shall be payable as provided in this Section 7. Notwithstanding anything herein to the contrary, if the Ending Unit Value for the applicable Appreciation Period does not exceed the Beginning Unit Value with respect to that Appreciation Period, then the Appreciation Units whose value is measured with respect to such Appreciation Period will have no value and no Unit Benefits will be payable with respect to those Appreciation Units.

7.2 Form and Commencement of Unit Benefits.

(a) Payment in Connection with Regular Maturity Dates. Except as provided in Section 7.2(b) (Early Termination), and subject to a Participant’s having made an election in accordance with Section 3.2(b), and subject further to the Company’s right to pay Unit Benefits in the form of Company common stock pursuant to Section 7.2(c), the Unit Benefits payable in respect of a Participant’s vested Appreciation Units shall be paid in the form of a single lump sum cash payment no later than the regular Company payroll date that is closest in time to the date that is sixty (60) days following the end of the applicable Appreciation Period.

(b) Early Termination Payment. If an Early Termination Date has occurred under Section 7.3(a) (Separation From Service), (b) (Death, Disability or Retirement), or (c) (Unforeseeable Emergency), then the Unit Benefits payable in respect of a Participant’s vested Appreciation Units shall be determined based on an Appreciation Period ending on the applicable Early Termination Date and, subject to a Participant’s having made an election in accordance with Section 3.2(b), shall be paid in the form of a single sum cash payment no later than the regular Company payroll date that is closest in time to the date that is sixty (60) days following the applicable Early Termination Date; provided, however, that payment in respect of the following Appreciation Units shall be subject to Section 7.3(e):

(i) Appreciation Units that were EIP Conversion Units, originally granted prior to 1/1/2004;

(ii) Appreciation Units that were EIP Conversion Units, originally granted in calendar year 2004 and that vest in or prior to calendar year 2007;

(iii) Appreciation Units granted in calendar year 2005 vesting in accordance with Section 4.1 in calendar year 2007 and having a Regular Maturity Date (determined in accordance with Section 6.2) in calendar year 2008;

(iv) Appreciation Units granted in calendar year 2006 vesting in accordance with Section 4.1 in calendar year 2007 and having a Regular Maturity Date (determined in accordance with Section 6.2) in calendar year 2008; and

(v) Appreciation Units granted to a Participant who has the ability to terminate his or her employment due to Retirement and receive a payment pursuant to this Section 7.2(b) for such Appreciation Units in a calendar year that is earlier than the calendar year in which the Regular Maturity Date with respect to such Appreciation Units occurs, whether or not such Participant elects to so terminate his or her employment.

For the avoidance of doubt, it is acknowledged that in the event of death, Disability, Retirement, Plan termination, or termination of a Participant’s employment by the Company not for Cause within twelve months after a Change in Control, any unvested Appreciation Units credited to the Participant’s Account as of the date of such event (other than any Appreciation Units that have been forfeited or are otherwise subject to forfeiture under Section 5.4(a)) shall become one hundred percent (100%) vested in accordance with Section 5.3.

(c) Payment in Form of Common Stock. Following any underwritten initial public offering of shares of common stock of the Company, the Company shall have the right to pay to a Participant his or her Unit Benefits under Section 7.2(a) hereof in the form of common stock of the Company having a fair market value equal to the Unit Benefits. For this purpose, the fair market value of the Company common stock shall be determined using the average closing price of a share of such common stock for the ten (10) trading days preceding the applicable payment date, such closing prices as according to the Wall Street Journal or a comparable successor publication in the United States.

7.3 Early Termination.

(a) Separation from Service Other than Retirement.

(i) Notwithstanding any provisions of this Section 7 to the contrary, but except as otherwise provided in Section 7.3(b) (death, Disability or Retirement), if (y) a Participant voluntarily Separates From Service with the Company and its Subsidiaries, or (z) the Participant is involuntarily (other than for Cause) Separated From Service with the Company and its Subsidiaries prior to the applicable Regular Maturity Date, then, with respect to all of such Participant’s Appreciation Units that vested on or prior to the date of such Separation From Service, but except as otherwise provided in Section 5.4(c), (I) the date of such Separation From Service shall be the applicable Early Termination Date and (II) in the case only of the Participant’s voluntary Separation of Service from the Company and its Subsidiaries other than for Retirement, the amount of the Unit Benefits payable to such Participant in respect of all vested Appreciation Units shall be equal to seventy-five percent (75%) of the Unit Benefits otherwise determined in accordance with the provisions of Section 7.1, provided, however, if the Participant described in subclause (II) elects to: (1) comply with the General Liability Release and the Non-Compete Terms (as provided in clause (ii) of this Section 7.3(a)), and (2) execute and deliver to the Company within 45 days following such separation, pursuant to this Section 7.3(a), and not revoke, the General Liability Release, then, subject to clauses (iii) and (iv) of this Section 7.3(a), the percentage referred to in such subclause (II) shall be one hundred percent (100%) in lieu of seventy-five percent (75%).

(ii) For the purpose of increasing the percentage of Unit Benefits payable to a Participant who voluntarily Separates from Service for the Company and its Subsidiaries from seventy-five percent (75%) to one hundred percent (100%), the Participant shall not (x) for a period of one year immediately following the date of the Participant’s voluntary Separation From Service with the Company and its Subsidiaries, provide services to or otherwise act (in any capacity, including but not limited to, as an employee, officer, director, partner, manager, member, consultant or advisor) on behalf of any Competitor or directly solicit any employees of the Company or any of its Affiliates to leave their employment or indirectly aid in the solicitation of such employees and (y) at any time following the Participant’s voluntary Separation From Service with the Company and its Subsidiaries, disparage the Company or any of its Affiliates or make or publish any communication that reflects adversely upon such entities, including communications concerning the Company or its Affiliates, as well as their respective current or former shareholders, directors, officers, employees or agents (collectively, the “Non-Compete Terms”). If a Participant renders or reasonably expects to render services to or otherwise act on behalf of a Competitor, as provided above, such Participant shall promptly notify the Company in writing of such fact.

(iii) If a Participant executes and delivers to the Company within 45 days of such separation pursuant to Section 7.3(a), and does not revoke, the General Liability Release, but fails to comply with his or her obligations under the General Liability Release or the Non-Compete Terms or otherwise breaches or threatens to breach the promises and covenants contained therein (either before or after the execution and delivery of such General Liability Release), the Company shall have the right to the immediate return, in cash, of the additional twenty-five percent (25%) referred to in the proviso of clause (i) of this Section 7.3(a) theretofore paid to the Participant (or, as applicable, his or her Beneficiary) upon the provision of written notice of same by telecopier, U.S. Mail or delivery service to the last known address of the Participant’s principal residence on the Company’s books and records. If the Participant (or, as applicable, his or her Beneficiary) fails to return such amount to the Company within ten (10) days of delivery of notice by the Company, the Company shall be entitled to pursue all rights and remedies the Company or any of its affiliates may have at law, in equity or otherwise, including but not limited to injunctive relief in any court of competent jurisdiction and damages relating to any such breach or threatened breach.

(iv) If any portion of the Non-Compete Terms is determined by a court of competent jurisdiction to be invalid, void, unenforceable or to exceed the limitations permitted by applicable law, the remaining provisions of the Non-Compete Terms shall nevertheless continue in full force without being impaired or invalidated and the provisions determined to be invalid, void, unenforceable or to exceed permitted limitations shall be reformed to the maximum limitations permitted by applicable law.

(b) Death, Disability or Retirement. In the case of a Participant’s Separation From Service with the Company and its Subsidiaries as a result of his or her death, Disability or Retirement before the Regular Maturity Date with respect to any Award, the date of such death, Disability or Retirement shall be the applicable Early Termination Date for all purposes hereunder.

(c) Plan Termination. If the Plan shall be terminated in accordance with Section 17, then with respect to any Participant who is employed with the Company or a Subsidiary as an Employee on the date of such termination, (i) the date of such Plan termination shall be the Early Termination Date; (ii) the Unit Benefits otherwise payable with respect to vested Appreciation Units (acknowledging that any unvested Appreciation Units credited to the Participant’s Account as of the date of such Plan termination (other than any Appreciation Units forfeited or subject to forfeiture under Section 5.4(a)) shall become 100% vested in accordance with Section 5.3) shall be one hundred and twenty-five percent (125%) of the amount calculated under Section 7.1 and (iii) such Unit Benefits shall be paid on the Regular Maturity Dates, subject to Participants’ SRP Elections and Section 7.2(c). Notwithstanding anything in the foregoing to the contrary, in the event the Plan is terminated but a long-term incentive plan providing comparable benefits to participants (in the Compensation Committee’s reasonable discretion) is offered in lieu of the Plan, the 125% amount described in Section 7.3(c)(ii) shall instead be 100%, i.e., the 25% Plan termination “premium” shall not be paid.

(d) Unforeseeable Emergency. In the event of an Unforeseeable Emergency, a Participant may request and the Company may make an accelerated payout of that portion of vested Unit Benefits in such Participant’s Account that is not more than the amount necessary to satisfy the emergency and pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant’s other assets, to the extent liquidation would not itself cause severe hardship.

(e) Specified Employees. Notwithstanding any other provision herein, if the Participant is a “specified employee”, as defined in, and pursuant to Treas. Reg. Section 1.409A 1(i) or any successor regulation, on the date of Separation From Service for any reason except the death of the Participant, any payment hereunder designated as being subject to this Section 7.3(e) shall be made to the Participant no earlier than (i) the date which is six months from the date of Separation From Service; or (ii) the date of the Participant’s death (the “Delay Period”). If any payment to the Participant is delayed pursuant to the preceding sentence, all payments due during the Delay Period will be paid to the Participant or his or her Beneficiary in a lump sum on the first business day following the expiration of the six month period referred to in the prior sentence, or the date of the Participant’s death, as applicable.

Section 8. Unsecured Creditor Status.

Participants shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or DCI or any Subsidiary and any Participant, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of such amount. Further, notwithstanding anything herein to the contrary, the Plan constitutes a mere promise of the Company to make benefit payments in the future and it is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Section 9. Successors.

The obligations of the Company under the Plan shall be binding upon any successor company and shall continue to be binding upon the Company notwithstanding any change in ownership of the Company.

Section 10. Non-Alienation of Benefits; Offset and Counterclaim.

Except insofar as applicable law may otherwise require, (i) no Appreciation Units, rights or interests of Participants under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any such units, rights or interests shall be void; and (ii) to the full extent permitted by law, the Plan shall in no manner be liable for, or subject to, claims, liens, attachments or other like proceedings or to the debts, liabilities, contracts, engagements, or torts of any Participant. Notwithstanding the foregoing or anything elsewhere to the contrary, the Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, the Plan with respect to a Participant shall be subject to setoff, counterclaim and the Company’s other rights with respect to any claim the Company may have against such Participant for any reason; provided that, to the extent required by Section 409A, the setoff shall occur no earlier than the time any such payment would otherwise occur pursuant to the Plan.

Section 11. No Right to Participation or Employment.

No employee of the Company, any Subsidiary or any other entity controlled by the Company shall at any time have the right to be selected as a Participant in the Plan or, having been selected as a Participant and granted an Award, to be granted any additional Award. No Participant shall at any time have any right to receive payments under the Plan except as provided under Section 7. Neither the action of the Company in establishing the Plan or any action taken by it or by the shareholders, the Compensation Committee, any delegate thereof, nor any provision of the Plan, nor participation in the Plan, shall be construed to (i) give, and shall not give, to any person the right to be retained in the employ of the Company or any Subsidiary or other entity, (ii) interfere in any way with the right of the Company or any Subsidiary or other entity to discharge or terminate any person at any time without regard to the effect such discharge or termination may have upon such person’s rights, if any, under the Plan, or (iii) cause any Participant to be (or be deemed to be) a shareholder of the Company.

Section 12. Taxes

The Company may make such provisions and take such actions as it deems necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Appreciation Units or payments made under the Plan. In the event the Company pays Unit Benefits to any Participant in the form of shares of common stock of the Company pursuant to Section 7.2(c) hereof, the Company may either require such Participant to pay the amount of any applicable taxes, withhold enough of such payment in shares to pay any such taxes, or take such other measures as may be necessary for the payment of taxes hereunder.

Section 13. Payments to Persons Other Than Participants.

13.1 Designation and Change of Beneficiary. Each Participant shall file with the Company, on a form prescribed for such purpose by the Company (or on such other form as the Company, in its sole discretion, may deem acceptable), a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan in the event of his or her death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. In the case of any election that may be made by a Beneficiary of a Participant hereunder, such election shall not be valid unless agreed to by all then-designated Beneficiaries of such Participant. If, and to the extent, an effective written beneficiary designation has not been made as of the Participant’s death, then any Unit Benefits payable with respect to the Participant following his or her death shall be paid to, and the Beneficiary for purposes of the Plan shall be deemed to be, the Participant’s estate.

13.2 Payments to Non-Beneficiaries/Non-Participants. If any person to whom any amount is payable under the Plan has died or if the Company shall find that such person is unable to care for his or her affairs because of illness or accident, then any payment due to such person may be paid to his or her estate, spouse or other relative, an institution maintaining or having custody of the person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan, the Compensation Committee, its delegate(s), and the Company therefor.

Section 14. Missing Persons.

If the Company cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after two years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the Company’s records, the Company, or an entity controlled by the Company, and within three months after such mailing such person has not made written claim therefor, the Company may direct that such payment and all remaining payments that are or may become otherwise due to such person be canceled. Upon such cancellation, the Company shall have no further liability therefor; provided appropriate provision is made to credit such payments, without interest, if such person subsequently makes a claim therefor.

Section 15. No Liability of Compensation Committee Members and Others.

No member of the Compensation Committee or its delegates, or any officer or employee of the Company, shall be personally liable by reason of any contract or other instrument executed by such person on his or her behalf in his or her capacity as a member of the Compensation Committee or as a delegate, officer or employee, for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Compensation Committee and each employee and shareholder of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

Section 16. Other Plans.

Nothing contained in the Plan is intended to amend, modify or rescind any previously approved compensation plans, programs or arrangements entered into by the Company or DCI or any Subsidiary or other entity. The Plan shall be construed to be in addition to any and all such plans, programs or arrangements, provided it is understood that Participants who have elected to participate in this Plan are no longer participants in the EIP. No Award of Appreciation Units or payment under the Plan shall be construed as compensation under any other executive compensation or employee benefit plan of the Company or DCI or any Subsidiary or other entity, except as specifically provided in any such plan or as otherwise provided by the Company. In case any provision of any summary, or prior version, of the Plan shall be inconsistent with the terms set forth herein, the terms set forth herein, or in any amendment hereof, shall be controlling.

Section 17. Amendment, Suspension or Termination.

The Compensation Committee may, with prospective or retroactive effect, amend or suspend the Plan or any portion thereof at any time; provided, however, that no amendment or suspension of the Plan shall adversely affect the rights of any Participant with respect to any vested Awards already made under the Plan, without his or her written consent. Notwithstanding anything in the foregoing to the contrary, the Compensation Committee may, with prospective or retroactive effect, (a) amend or suspend the Plan or any portion thereof at any time for the purpose of rendering the Plan consistent with applicable law; and/or (b) to the extent permitted by Section 409A, accelerate the payment of awards under the Plan. The Plan may not be terminated except in compliance with applicable law.

Section 18. Claims Procedures.

A Participant may notify the Compensation Committee in writing of a claim for benefits under the Plan. If the claim is denied, the Compensation Committee (or its delegate (in accordance with the discretionary authority of the Compensation Committee to construe and interpret the terms of the Plan)) will provide the claimant with written notice specifying the reason for denial and indicating the Plan provisions on which the denial is based, and explaining what additional information (if any) the claimant should submit to prove that he or she is entitled to the benefit claimed. Generally, except as otherwise required by law, notice of denial must be communicated within 90 days of receipt of the claim, although this period may be extended for up to 90 more days under special circumstances. If an extension is necessary, the claimant will be notified within the first 90-day period. If the Compensation Committee (or its delegate) does not provide the claimant with written notice of its decision regarding the claim, within the applicable time period, the claim will be deemed denied as of the last day of the applicable claim period.

If the Participant’s initial claim is denied (or deemed denied), the Participant will be given an explanation of the claims review procedures and at least 60 days to request a review of the claim. The claimant’s request for a review of the claim denial shall be made to the Compensation Committee. The claimant is entitled to review pertinent Plan documents and records and to submit issues and comments in support of the claim in writing. Except as otherwise required by law, the decision of the Compensation Committee on review will be made and communicated to the claimant in writing no later than 60 days after receipt of the request for review, unless there are special circumstances requiring an extension of up to 60 additional days. If an extension is necessary, the claimant will be notified within the first 60-day period. A Participant must exhaust his or her rights under the Plan’s claims procedures before the Participant may pursue his or her claim in court.

Section 19. Captions.

The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not, in any manner, define or limit the scope or intent of any provisions of the Plan.

Section 20. Governing Law.

The Plan and all rights thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to the principles of the conflicts of laws thereof.

Section 21. Severability.

If any provision of the Plan is held to be void, illegal, unenforceable or otherwise in conflict with the law governing the Plan, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the other provisions of the Plan shall remain in full force and effect.

Section 22.	Expenses.
Section 23.	All expenses of administering the Plan shall be borne by the Company. Notices.

All notices, requests, demands, claims and other communications required or permitted hereunder shall be deemed to be duly given only if made in writing and personally delivered, mailed by first class, certified or registered mail, postage prepaid, or sent by telecopier (if written confirmation of completed transmission is obtained by the sender) and, unless notified otherwise by a party, addressed to:

With respect to the Company:

Discovery Communications, Inc.

One Discovery Place

Silver Spring, Maryland 20910

Attn: General Counsel

Facsimile No.: (240) 662-1485

With respect to a Participant (or, as applicable, his or her Beneficiary), such communications shall be addressed to the Participant’s last known principal residence as provided in the books and records of the Company. Any such communications shall be effective (i) on the fifth day following the date of deposit in the mail, postage prepaid, if mailed, (ii) on the day of delivery if sent by overnight courier, (iii) upon receipt, if delivered by hand, or (iv) on the date the transmission is completed (as shown by the receipt of a written confirmation of completed transmission), if sent by telecopier.

Section 24. Section 25.	Section 409A. Notwithstanding any provision of the Plan, to the extent that any award would be subject to Section 409A, no such award may be granted if it would fail to comply with the
requirements set forth in Section 409A. To the extent that the
Company determines that the Plan or any award is subject to
Section 409A and fails to comply with the requirements of Section
409A, notwithstanding anything to the contrary contained in the
Plan, the Company reserves the right to amend or terminate the
Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to Section 409A or to comply with the applicable provisions of Section 409A.
Effective Date.

The Plan is effective as of the date first written above.

ATTACHMENT A

GENERAL RELEASE

FOR VALUABLE CONSIDERATION PAID, receipt and sufficiency of which are hereby acknowledged, I,      , for myself, my heirs, executors, administrators and assigns, do hereby release, acquit and forever discharge Discovery Communications, LLC (“Discovery”), its subsidiaries, affiliates and related entities, as well as all of their respective officers, directors, stockholders, members, partners, agents, employees and representatives (hereafter collectively, the “Discovery Parties”), from all obligations, claims, demands, covenants, contracts, promises, agreements, liabilities, controversies, costs, expenses, attorneys’ fees, actions or causes of action whatsoever, whether known or unknown, I ever had or now have or claim to have against the Discovery Parties from the beginning of the world to the day and date hereof, including any claim relating to the termination of my employment with Discovery, and further including specifically but not exclusively, and without limiting the generality of the foregoing, any and all claims, demands and causes of action, known or unknown, arising out of any transaction, act or omission concerning my former employment by Discovery and/or any of its subsidiaries or affiliates, and all claims of every kind that may arise under any federal, state or local statutory or common law, including the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time; or any action arising in tort or contract. The foregoing shall, in accordance with applicable law, not prohibit or prevent me from filing a Change with the United States Equal Employment Opportunity Commission (“EEOC”) and/or any state or local agency equivalent, and/or prohibit me from participating in any investigation of any Charge filed by others, except that I understand and agree that I shall not be entitled to seek monetary compensation for myself from the filing and/or participation in any such Charge.

I hereby acknowledge that my attorney has advised me regarding, and that I am familiar with, the fact that certain state statutes provide that general releases do not extend to claims that I do not know or suspect to exist in my favor at the time I execute such a release, which if known by me may have materially affected my execution of the release. Being aware of such statutes, I hereby expressly waive and relinquish any rights or benefits I may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect. I also hereby specifically and knowingly waive the provisions of Section 1542 of the Civil Code of the State of California, which reads: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the Discovery Parties, I expressly acknowledge that this General Release is intended to include in its effect all claims that I do not know or suspect to exist in my favor at the time I sign this General Release.

I hereby acknowledge that I am executing this General Release pursuant to Section 7.3(a) of Discovery’s Discovery Appreciation Plan (the “Plan”), and that certain consideration to be provided to me pursuant to Section 7.3(a) of the Plan is in addition to what I would have been entitled to receive in the absence of this General Release. I hereby acknowledge that I am executing this General Release voluntarily and with full knowledge of all relevant information and any and all rights I may have. I hereby acknowledge that I have been advised to consult with an independent attorney of my own choosing in connection with this General Release to explain to me the legal effect of the terms and conditions of this General Release. I hereby acknowledge that I am voluntarily and knowingly agreeing to the terms and conditions of this General Release without any threats, coercion or duress, whether economic or otherwise, and that I agree to be bound by the terms of this General Release. I acknowledge that I have been given twenty-one (21) days (or 45 days if required by law) to consider this General Release, and that I may execute this General release prior to the expiration of the twenty-one days that I have to consider this release and that if I do so it will be without any coercion, threats or duress, and that if I am over the age of forty (40), I understand that I have seven (7) days following my execution of this General Release in which to revoke my agreement to comply with this General Release by providing written notice of revocation to the General Counsel of Discovery no later than one business day following such period.

I further hereby covenant and agree that this General Release shall be binding in all respects upon myself, my heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Discovery, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.

I understand and agree that in connection with my voluntary termination of employment with Discovery, I am entitled to receive benefits under Section 7.3(a) of the Plan, subject to the obligations imposed on and assumed by me, as described in Section 7.3(a) of the Plan, which I have read, understood, agreed to and complied with. Without limiting the generality of the foregoing, I hereby certify and agree that (a) during the twelve-month period following my last day of employment with Discovery and/or its subsidiaries and affiliates, I have not and will not provide services to or otherwise act (in any capacity, including, but not limited to, as an employee, officer, director, partner, manager, member, consultant or advisor) on behalf of any Competitor (as such term is defined in the Plan) of Discovery or directly solicit any employees of Discovery to leave their employment or indirectly aid in the solicitation of such employees, and (b) at no time following the termination of my employment with Discovery have I disparaged or will I disparage Discovery or make or publish any communication that reflects adversely upon such entities, including communications concerning Discovery, its subsidiaries or affiliates, as well as the current or former shareholders, directors, officers, employees or agents of any of the foregoing.

I agree that if I render or reasonably expect to render services to or otherwise act on behalf of a Competitor (as defined in the Plan), I shall promptly notify Discovery in writing of such fact. I acknowledge and agree that, if I fail to comply with the obligations imposed on and assumed by me, as described in Section 7.3(a) of the Plan and this General Release, or I otherwise breach or threaten to breach such promises and covenants, Discovery shall have the right to the immediate return, in cash, of the additional twenty-five percent (25%) referred to in the proviso of clause (i) of Section 7.3(a) upon the provision of written notice of same by telecopier, U.S. Mail or delivery service to me at the last known address of my principal residence on the Company’s books and records. I acknowledge and agree that if I (or, as applicable, my beneficiary) fail to return such amount to Discovery within ten (10) days of delivery of notice by Discovery, Discovery shall be entitled to pursue all rights and remedies Discovery or any of its affiliates may have at law, in equity or otherwise, including but not limited to injunctive relief in any court of competent jurisdiction and damages relating to any such breach or threatened breach.

IN WITNESS WHEREOF, I have signed this General Release this      day of

     , 200     .

By:

Print Name:

Subscribed and sworn to before me this      day of      , 200     .

Notary Public

My Commission Expires